FOR IMMEDIATE RELEASE                   Contact: Jamie E. Levey
February 13, 2004                       Investor Relations
                                        (888) 319-6962

          Integrated BioPharma Reports Second Quarter Financial Results


Hillside, N.J., February 13, 2004--Integrated BioPharma, Inc. (AMEX:INB) announced its financial results for the second quarter ended December 31, 2003.

Second quarter revenues increased approximately 15% to $6,849,826 from $5,945,719 for the same period a year ago. Net operating loss for the quarter was $(366,751) or $(0.04) per share on 10,521,942 shares outstanding compared to net income of $326,822 or $0.04 per share on 7,441,485 shares outstanding for the comparable quarter last year. The growth in revenue is primarily attributed to sales from the recently acquired products. The reduction in net income is mainly attributable to one-time only transactional expenses and to the inclusion of Paxis Pharmaceuticals, Inc. start-up expenses.


For the six months ended December 31, 2003, revenues increased approximately 10% to $11,829,832 from $10,793,909 for the same period last year. Net operating loss for the six months ended December 31, 2003 was $(1,123,046) or $(.11) per share on 10,413,649 shares outstanding as compared to net income of $513,332 or $.07 per share on 7,306,135 shares outstanding for the six months ended December 31, 2002. The growth in revenue is primarily attributed to sales from the recently acquired products. The reduction in net income is mainly attributable to one-time only transactional expenses and to the inclusion of Paxis Pharmaceuticals, Inc. start-up expenses.

"We are pleased with the operating results for this period," stated E.Gerald Kay, CEO of Integrated BioPharma, Inc. "The products we recently acquired contributed significantly to the bottom line. Business continues to grow and develop at a steady pace. In particular, start-up operations at Paxis Pharmaceuticals are in line with our expectations and performing well."


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                                                    For the Three Months Ended
                                                   December 31,     December 31,
                                                      2003             2002
                                                   ------------     ------------


Total Revenue                                      $  6,849,826     $  5,945,719
Cost of Sales                                         4,804,299        4,405,182
                                                   ------------     ------------
Gross Profit                                          2,045,527        1,540,537
                                                   ------------     ------------
Paxis Pharmaceuticals, Inc. Start Up Expenses         1,051,047               --
Selling and Administrative Expenses                   1,421,646        1,030,105
                                                   ------------     ------------
Total Selling and Administrative Expenses             2,472,693        1,030,105
                                                   ------------     ------------
Operating  (Loss) Income                              (427,166)          510,432
Other Income                                            157,715           94,812
                                                   ------------     ------------
(Loss) Income Before Income Taxes                     (269,451)          605,244
Provision for Income Taxes                               97,300          278,422
                                                   ------------     ------------
Net (Loss) Income                                  $  (366,751)     $    326,822
                                                   ============     ============
Diluted EPS Before Accretion                       $     (0.04)     $       0.04
                                                   ============     ============
Average Common Shares
Outstanding-fully diluted                            10,521,942        7,441,485
                                                   ============     ============



                                                     For the Six Months Ended
                                                   December 31,     December 31,
                                                      2003             2002
                                                   ------------     ------------

Total Revenue                                      $ 11,829,832     $ 10,793,909
Cost of Sales                                         8,766,979        8,297,696
                                                   ------------     ------------
Gross Profit                                          3,062,853        2,496,213
                                                   ------------     ------------
Paxis Pharmaceuticals, Inc. Start Up Expenses         1,671,354               --
Selling and Administrative Expenses                   2,684,713        1,757,136
                                                   ------------     ------------
Total Selling and Administrative Expenses             4,356,067        1,757,136
                                                   ------------     ------------
Operating (Loss) Income                             (1,293,214)          739,077
Other Income                                           244,293           177,845
                                                   ------------     ------------
(Loss) Income before Income Taxes                   (1,048,921)          916,922
Provision for Income Taxes                              74,125           403,590
                                                   ------------     ------------
Net (Loss) Income                                  $(1,123,046)     $    513,332
                                                   ============     ============
Diluted EPS Before Accretion                       $     (0.11)     $       0.07
                                                   ============     ============
Average Common Shares
Outstanding-fully diluted                            10,413,649        7,306,135
                                                   ============     ============


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INB serves the pharmaceutical, biotech, and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Paxis Pharmaceuticals, Inc., a wholly owned subsidiary, places the Company in the position to be a world leader in the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing preventive cancer compounds and human therapeutic proteins in transgenic plants. Further information is available at www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.



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